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                      February 23, 2022

       Jennifer L. Provancher
       President and Chief Executive Officer
       TEB Bancorp, Inc.
       2290 North Mayfair Road
       Wauwatosa, WI 53226

                                                        Re: TEB Bancorp, Inc.
                                                            Form 10-K for
Fiscal Year Ended June 30, 2021
                                                            Filed on September
23, 2021
                                                            File No. 000-56049

       Dear Ms. Provancher:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance